Exhibit 10.3

2016 Annual Incentive Plan

February 2016

Primary Objective: the primary objective of the plan to assist in the attraction, retention and motivation of the senior talent critical to deliver on the Strategic Imperatives in 2016, and particularly those that consistently demonstrate the competencies and values that serve as the foundation for One Alere and its culture.

Performance Period: January 1, 2016 – December 31, 2016.

Plan Eligibility: Participation in the incentive plan includes the CEO, the Executive team (E3) and extends to all employees in Director roles (M4) or higher, including individual contributors referred to as Subject Matter Experts (P5). Participants are approved by Alere’s CEO and Alere’s Compensation Committee.

Plan Components: There are two major components to the plan: funding of the incentive pool and distribution of incentives/bonus earned.

Funding: The plan is funded based on the Company’s performance in 2 metrics: Earnings Per Share (EPS) and Organic Growth. Exhibit 1 shows the targets for each, at 50% (minimum,) 100% (target) and 150% (maximum.) Actual performance against EPS and Organic Growth targets is weighed equally (50%) and together will determine the percent of the incentive pool that is actual earned, and funded. If one of the two targets is not met at minimum, the pool would fund at 50% of target. In the event that neither target is met at the minimum level, the plan would be funded at 25% of target, to allow for discretionary recognition of individuals who excelled in their contribution during the year. In 2016, all participants in the plan will share the same Corporate incentive targets.

Distribution: The distribution (or payout) of any earned incentive dollars is based on performance against these targets, and as such, each Executive Team leader will be allotted a corresponding sub-pool of earned funds, which s/he will distribute in accordance with participants’ performance against individual objectives and their overall level of contribution to attaining the results. If one or both of the target areas are not met at minimum, triggering a lower level of funding as noted above, the CEO has responsibility for determining sub pools. If neither target is not met at minimum, the Executive level (E3) will not be eligible for any incentive payout.

Participant Incentive Target Levels: Each participant’s role has been evaluated on a number of factors, including size, complexity, responsibility, experience required, etc. using Alere’s Job Leveling Chart. In addition, each level has been benchmarked externally to ensure incentive targets are competitive. Based on analysis and benchmarking conducted by Aon Radford, Alere’s external executive compensation consultant, below are the incentive opportunities, at target, by level for 2016. Each level was designated to have a different target bonus opportunity for 2016. Those are:

o	E3 – 60%
o	E2 – 45%
o	E1 – 30%
o	M5/P5 – 25%
o	M4 – 20%

Additional Provisions: Below are some additional plan provisions/conditions:

1.	Performance against metrics will be currency adjusted and will be communicated quarterly.
2.	Performance against metrics will be communicated quarterly.
3.	Any and all earned incentive/bonus will be based on base pay as of the first pay period in April 2016.
4.	Plan participants are not eligible to participate in any other/local incentive plans.
5.	Any and all earned incentive/bonus will be paid in total no later than March 15, 2017, and subject to country specific, relevant taxes.
6.	To be eligible for the incentive payment, participants must employed by the Company at the time the incentive payment is processed, and must be in good standing.
7.	Participants hired or entering the plan after April 1, 2016, will be eligible for a pro-rated earned incentive payment; those hired or entering the plan after Q3, or October 1, 2016, are not eligible to participate. Specifically, if hired between the 1st and 15th of a month, they get “credit” for the entire month; if hired between the 16th and the 31st, they get credit for one half month.
8.	If the participant takes an unpaid leave of absence, it will be management’s discretion to determine if any earned amount should be pro-rated.
9.	The plan does not constitute a contract of employment, and nothing contained herein will change the rights of the Company to terminate the participants’ employment, following local/country provisions.

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